Exhibit 21.1

AUXILIO, INC.

LIST OF SUBSIDIARIES

Entity	State of Incorporation	Percentage of Ownership
Auxilio Solutions, Inc.	California	100%
E-Perceptions Technologies, Inc.	Delaware	100%